Exhibit 99.1

News Release

Contact:	James M. Gentile	Enpro Inc. 5605 Carnegie Boulevard Charlotte, North Carolina, 28209 Phone:704-731-1500 www.enpro.com
Vice President, Investor Relations

Phone:	704-731-1527

Email:	investor.relations@enpro.com

Enpro Inc. Completes Offering of
$450 Million 6.125% Senior Notes Due 2033

CHARLOTTE, N.C., May 29, 2025 – Enpro Inc. (NYSE: NPO) (“Enpro”) today announced that it has completed the previously announced offering of $450 million 6.125% Senior Notes due 2033 (the “Senior Notes”). The offer was made in the United States to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

A portion of the net proceeds of the offering of the Senior Notes have been deposited with the trustee for Enpro’s outstanding 5.75% Senior Notes due 2026 (the “5.75% Notes”) to fully fund the redemption of all of the outstanding 5.75% Notes.  The conditional redemption of the 5.75% Notes was announced by Enpro on May 13, 2025, with a redemption date of June 12, 2025, and all of the conditions to such redemption have been satisfied.

The Senior Notes are unsecured, unsubordinated obligations of Enpro and mature on June 1, 2033. Interest on the Senior Notes accrues at a rate of 6.125% per annum and is payable semi-annually in cash in arrears on June 1 and December 1 of each year, commencing December 1, 2025. The Senior Notes are guaranteed on a senior unsecured basis by Enpro’s direct and indirect domestic subsidiaries that are borrowers under, or guarantee, its senior secured revolving credit facility.

Each holder of the Senior Notes may require Enpro to repurchase some or all of the Senior Notes for cash upon the occurrence of a defined “change of control” event, at a price equal to 101% of the principal amount of the Senior Notes being repurchased, plus accrued and unpaid interest. Enpro’s ability to redeem the Senior Notes prior to maturity is subject to certain conditions, including in certain cases the payment of make-whole amounts.

The indenture governing the Senior Notes includes covenants that restrict Enpro’s ability to engage in certain activities, including incurring liens on assets, engaging in certain asset sales, including sale and leaseback transactions, and merging consolidating or transferring or disposing of all or substantially all assets, subject to specified exceptions and qualifications set forth in the indenture.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, the Senior Notes. Any offers of the Senior Notes were made only by means of a private offering memorandum. The Senior Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.  This press release also does not constitute a notice of redemption of, or an offer to purchase or a solicitation of an offer to purchase, the 5.75% Notes. The formal notice of redemption has been provided in accordance with the terms of the indenture governing the 5.75% Notes.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in Enpro’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the period ended March 31, 2025.